Exhibit 10.9

FORM OF EXPEDIA, INC. RESTRICTED STOCK UNIT AGREEMENT (DIRECTORS)

THIS AGREEMENT, dated as of August 9, 2005, between Expedia, Inc., a Delaware corporation (the “Corporation”), and              (the “Director”).

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation’s 2005 Stock and Annual Incentive Plan (the “Plan”).

1.	Grant and Vesting of Restricted Stock Units.

(a) Subject to the provisions of this Agreement and to the provisions of the Plan, the Corporation hereby grants Restricted Stock Units to the Director pursuant to Section 7 of the Plan. Reference is made to the “Summary of Award” that can be found on the Smith Barney Benefit Access System at www.benefitaccess.com. Your Summary of Award, which sets forth the number of Restricted Stock Units granted to you by the Corporation and the Award Date (among other information), is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b) Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Restricted Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”):

Vesting Date	Percentage of Total Grant Vesting

(c) In the event of termination of the Director’s service with the Corporation during the Restriction Period for any reason, all remaining unvested Restricted Stock Units shall be forfeited by the Director and canceled in their entirety effective immediately upon such termination.

(d) For purposes of this Agreement, service with the Corporation shall include employment with the Corporation’s Affiliates (excluding IAC/InterActiveCorp and its subsidiaries) and its successors. Nothing in this Agreement or the Plan shall confer upon the Director any right to continue in the service of the Corporation or any of its Affiliates.

2.	Settlement of Units.

As soon as practicable after any Restricted Stock Units have vested and are no longer subject to the Restriction Period, such Restricted Stock Units shall be settled. Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Paragraph 2, the Corporation shall issue one share of Common Stock for each vested Restricted Stock Unit and cause to be delivered to the Director one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vested Restricted Stock Units. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the Agent (as defined in Paragraph 8 below) shall have received from the Director a duly executed Form W-9 or W-8, as applicable.

3.	Nontransferability of the Restricted Stock Units.

During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Paragraph 2 above, the Restricted Stock Units shall not be transferable by the Director by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.	Rights as a Stockholder.

Except as otherwise specifically provided in this Agreement, during the Restriction Period, the Director shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units. Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock during the Restriction Period, the Director will be credited with additional amounts for each Restricted Stock Unit equal to the dividend that would have been paid with respect to such Restricted Stock Unit if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee (as defined herein) may be reinvested in Restricted Stock Units or may be held in kind as restricted property) and shall vest concurrently with the vesting of the Restricted Stock Units upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 5, rather than under this Paragraph 4.

5.	Adjustment in the Event of Change in Stock; Change in Control.

In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization or similar event affecting the capital structure of the Corporation (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Compensation/Benefits Committee of the Board of Directors (or such other committee as the Board may from time to time designate) (the “Committee”) or Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of Restricted Stock Units and the number and kind of shares of Common Stock underlying the Restricted Stock Units.

In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Restricted Stock Units in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Restricted Stock Units, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the shares of Common Stock underlying the Restricted Stock Units and (iii) in connection with any Disaffiliation, arranging for the assumption of the Restricted Stock Units, or the replacement of the Restricted Stock Units with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate or division or by the entity that controls such Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to any Restricted Stock Units that remain based upon securities of the Corporation).

The determination of the Committee regarding any such adjustments will be final and conclusive and need not be the same for all Participants.

Notwithstanding the foregoing, in the event of a Change in Control, the Restricted Stock Units shall automatically vest.

6.	Payment of Transfer Taxes, Fees and Other Expenses.

The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Director in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7.	Other Restrictions.

(a) The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the grant of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Director acknowledges that the Director is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Director shall be required to obtain pre-clearance from the Corporation’s General Counsel prior to purchasing or selling any of the Corporation’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window. The Director further acknowledges that, in its discretion, the Corporation may prohibit the Director from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.

8.	Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Director for federal, state, local or foreign income tax purposes with respect to any

Restricted Stock Units, the Director (i) shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local and foreign taxes of any kind required by law to be withheld with respect to such amount and (ii) shall provide to the Corporation or to the agent selected by the Corporation for managing the Plan under which the Restricted Stock Units have been granted a properly completed and duly executed Form W-9 or W-8, as applicable, prior to the date as of which an amount first becomes includible in the gross income of the Director for income tax purposes. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Director with this Paragraph 8, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Director, including deducting such amount from the delivery of shares issued upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.

9.	Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Director:

If to the Corporation:

Expedia, Inc.

3150 139th Avenue S.E.

Bellevue, WA 98005

Attention: General Counsel

Facsimile: (425) 679-4283

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Director consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

10.	Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.

11.	Laws Applicable to Construction; Consent to Jurisdiction.

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the state of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Director hereby agrees and consents to the personal jurisdiction of said courts over the Director for purposes of the resolution of any and all such disputes.

12.	Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.	Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Summary of Award (or any other information posted on the Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Corporation, or (ii) ambiguity in the Summary of Award (or any other information posted on the Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control

14.	Amendment.

The Committee may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Director without his or her consent, except as required by applicable law, NASDAQ or stock exchange rule, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.	Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

16.	Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

17.	Data Protection

The Director authorizes the release from time to time to the Corporation (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, Director permits the Corporation to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). The Director hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Corporation or the Agent considers appropriate. Employee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Director has hereunto set the Director’s hand.

EXPEDIA, INC.

Name:
Title:

ELIGIBLE DIRECTOR